Cordovano and Honeck, LLP Certified Public Accountants 88 Inverness Circle East Building M-103 Englewood, CO 80112 (303) 329-0220 Phone (303) 316-7493 Fax
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Exhibit 16

May 8, 2010

Paul Thompson
MEXUS GOLD, US.
1805 N. Carson Street, #150
Carson City, NV 89701

Re:           Mexus Gold, US (the “Company”)
Form 8-K Item 4.01 (the “Report”)

Dear Mr. Thompson:

We were previously the principal accountants for the Company, and we reported on the Company’s financial statements as of March 31, 2009 and 2008, and for the years ended March 31, 2009 and 2008.  We have not provided any audit services to the Company since the audit of the March 31, 2009 financial statements.  We did conduct quarterly reviews on the Company’s interim financial statements through December 31, 2009.  Effective May 7, 2010, we resigned as the principal accountants.

We have reviewed the above referenced Report to be filed by the Company.  We do not disagree with the statements made by the Company in the Report and authorize the Company to file a copy of this letter as an exhibit to the Report.

Cordovano and Honeck, LLP

/s/ Cordovano and Honeck, LLP
                Cordovano and Honeck, LLP